Exhibit 99.1

           PAYLESS SHOESOURCE OCTOBER SAME-STORE SALES INCREASED 4.0%

    TOPEKA, Kan., Nov. 3 /PRNewswire-FirstCall/ -- Payless ShoeSource, Inc. (NYSE: PSS) today reported that same-store sales increased 4.0 percent during the October reporting period, the four weeks ended October 29, 2005. All data in this press release relate to continuing operations.

    Company sales totaled $212.5 million, a 1.1 percent increase from $210.1 million during fiscal October of last year.

    Total sales for the first nine months of fiscal 2005 were $2.06 billion, compared with $2.05 billion during the similar period in fiscal 2004. Same-store sales increased 2.4 percent during the first nine months of the fiscal year.

    Sales were as follows (unaudited):

              OCTOBER SALES* (DOLLARS IN MILLIONS)
    -------------------------------------------------------
     Fiscal      Fiscal      Percent    Same-Store Sales***
     2005**      2004**     Increase      Percent Increase
    --------    --------    --------    -------------------
    $  212.5    $  210.1      1.1%              4.0%

           3RD QUARTER SALES* (DOLLARS IN MILLIONS)
    -------------------------------------------------------
     Fiscal      Fiscal      Percent    Same-Store Sales***
     2005**      2004**     Increase      Percent Increase
    --------    --------    --------    -------------------
    $  666.9    $  661.4      0.8%              3.0%

           YEAR-TO-DATE SALES* (DOLLARS IN BILLIONS)
    -------------------------------------------------------
     Fiscal      Fiscal      Percent    Same-Store Sales***
     2005**      2004**     Increase      Percent Increase
    --------    --------    --------    -------------------
    $   2.06    $  2.05       0.3%              2.4%

    *   Sales from continuing operations.

    ** The fiscal year for operations in the company's Latin American region and Japan is based on a December 31 year-end. Operations in the company's Latin American region (180 stores) and Japan are included in total company results on a one-month lag relative to results from other regions.

    *** Same-store sales represent sales of those stores in the United States, Canada, Puerto Rico, Guam and Saipan that were open during both periods. Same-store-sales exclude stores in the company's Latin American region and Japan.

    "We are pleased with our October results. Customers reacted positively to the company's fall merchandise during the month, as indicated by the solid sales performance," said Matt Rubel, Chief Executive Officer and President.

    The company remains committed to its goal of achieving low single-digit positive same-store sales growth through more consistent execution of its merchandise strategy to inspire fun, fashion possibilities for the family.

    As of November 2nd, 23 stores remain closed in areas impacted by Hurricane Katrina, and 5 stores remain closed from the impact of Hurricane Rita. Store closings related to Hurricane Wilma peaked at approximately 120 stores; 32 of those stores remain closed.

    The company intends to report third quarter results on Thursday, November 17th. Our quarterly earnings call will be held the same day, beginning at 1 p.m. ET.

    Payless ShoeSource, Inc. is the largest specialty family footwear retailer in the Western Hemisphere. As of the end of fiscal October 2005, the Company operated a total of 4,626 stores, which includes the 60 stores closed due to Hurricanes Katrina, Rita and Wilma. Payless stores offer quality family footwear and accessories at affordable prices. In addition, customers can buy shoes over the Internet through Payless.com(R), at http://www.payless.com .

    This release contains forward-looking statements relating to anticipated financial performance. A variety of known and unknown risks and uncertainties and other factors could cause actual results to differ materially from the anticipated results or expectations. Please refer to the company's Annual Report on Form 10-K for the fiscal year ended January 29, 2005 and the Form 10-Q for the period ending July 30, 2005, for more information on risk factors that could cause actual results to differ. The company does not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

    For additional information regarding October 2005 sales performance, please call the Payless ShoeSource Investor Relations phone line at 1-800-626-3204. Select submenu 1, option 2. Or, visit our Investor Relations website at http://www.paylessinfo.com .

SOURCE  Payless ShoeSource, Inc.
    -0-                             11/03/2005
    /CONTACT: Nicole R. Sloup of Payless ShoeSource, Inc., +1-785-559-6966/ /First Call Analyst: /
    /FCMN Contact: /
    /Company News On-Call:  http://www.prnewswire.com/comp/136152.html/
    /Web site:  http://www.paylessinfo.com /